Exhibit 5.1

[THE LEBRECHT GROUP, APLC LETTERHEAD]

May 8, 2006

Material Technologies, Inc.
11661 San Vicente Blvd., Suite 707
Los Angeles, CA  90049

Ladies and Gentlemen:

            You have requested our opinion as counsel for Material Technologies, Inc., a Delaware corporation (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 30,000,000 shares of Company common stock issuable under the Material Technologies, Inc. 2006 Non-Qualified Stock Grant and Option Plan.

            We have examined the Company’s Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about May 9, 2006 (the “Registration Statement”).  We further have examined the Certificate of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereafter expressed.

            Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be legally issued, fully paid, and nonassessable.

            We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                                                                Sincerely,

                                                                                                /s/  The Lebrecht Group, APLC

                                                                                                The Lebrecht Group, APLC